UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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LNB Bancorp, Inc.
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     The following article appeared in The Morning Journal in Lorain, Ohio on March 11, 2008. The Company is filing this Schedule 14A in the event the article is deemed to be solicitation material. However, the filing of this Schedule 14A is not an admission by the Company that the article is solicitation material. The Company disclaims any responsibility for any statements made in the article other than those made by Mr. Klimas.
Showdown at LNB
SCOT ALLYN, Morning Journal Writer
03/11/2008
LORAIN — As a showdown with dissident shareholder Richard Osborne of Lake County nears, Lorain National Bank’s president Dan Klimas yesterday defended the bank’s performance in tough economic times. Klimas also maintained that the bank would be better off if shareholders rebuffed Osborne’s proposed overhaul of the board, which could threaten its local focus as a community bank.
Shareholders are to meet a week from today in a special session after which their votes on the matter will be tallied.
Osborne contends the bank is underperforming and making too many loans to its board members. He wants the board cut from 13 members to a maximum of nine, and to dismiss all but three of the current members.
Osborne is a Mentor businessman and banker whose AMG Investments owns an 8 percent stake in Lorain National Bank. He called for the vote and special meeting, charging that LNB is being mismanaged.
’’This is the worst board of directors I’ve ever seen in my career,’’ Osborne said yesterday. He also complained that the bank has not yet filed a 10-K statement with federal authorities and has not responded to requests for information.
But Klimas said Osborne’s charges are without merit. Klimas said loans to a bank’s directors are not unusual, nor are they given any special favorable treatment.
’’These are either personal loans or to their companies, and there are privacy issues,’’ he said. ''We have disclosed everything properly that had to be disclosed. We are not hiding anything, but we have to be sensitive to privacy issues.’’ Regulators for the Office of the Comptroller of the Currency have reviewed LNB’s loans to its directors and have not found anything wrong, Klimas said.
The bank’s 10-K statement, a business report filed annually with the Securities and Exchange Commission, is not due yet, Klimas said. Although LNB filed the report earlier in March last year, this year’s version is in the process of being filed and will not be late, he said.
Klimas rejected the notion that LNB is being mismanaged. He said the bank is succeeding by sticking to its three-part strategy of investing inside Lorain County, growing its business outside the county and by acquiring other banks.
Most recently, LNB has acquired Morgan Bancorp, of Hudson, in May 2007, he said.
LNB’s net income for the third quarter of 2007 increased 18 percent over the preceding year, and fourth quarter net income was up 81 percent over a year earlier, he said. Countering Osborne’s claims that the bank was lagging competitors, he said that although the stock price had dropped, other competing banks had dropped even further. Klimas’ assertions about the good relative performance of LNB were confirmed independently by financial market figures available online.
While LNB has a strategic plan, Klimas said, Osborne’s AMG Investments has not put forward a plan of its own for doing even better.
’’If Osborne had great ideas, we’d love to hear them,’’ he said. ''The door to my office is always open.’’
Osborne said he will challenge the results of the shareholders’ vote in federal court, regardless of the outcome, since he doubts the votes will be counted accurately.
’’Our proxy (voting) issues are exactly what (Osborne) requested,’’ Klimas said. ''All we have done is ... send them out.’’ But Osborne issued a slightly different version, so LNB has told shareholders that Osborne’s version would not be counted, he said.
An independent company will collect the votes, verify them and count them, according to Klimas. Results will be available about a week after the special meeting, he said.
©The Morning Journal 2008